Exhibit 2.2

PLAN OF CONVERSION
OF
TRICORD HURRICANE PRODUCTS LLC
(the Constituent Entity)
AND
TRICORD HURRICANE PRODUCTS, INC.
(the Resulting Entity)

This PLAN OF CONVERSION is entered into by and between TriCord Hurricane Products, LLC, a Florida limited liability company (the “Constituent Entity”) having an office address at 1201 E. 33rd Street, Tulsa, Oklahoma, and TriCord Hurricane  Products, Inc., a Florida corporation (the “Resulting Entity”) having an office address at 1201 E. 33rd Street, Tulsa, Oklahoma.

I.
PLAN OF CONVERSION

A.        Adoption of Plan.  In consideration for the mutual promises, covenants, and agreements herein, the Constituent Entity and the Resulting Entity hereby adopt a PLAN OF CONVERSION pursuant to the provisions of s. 607.1115 of the Florida statutes, as follows:

1.         The Constituent Entity shall be converted into the Resulting Entity, to exist as a corporation and be governed by the laws of the State of Florida under the name of TriCord Hurricane Products, Inc.

2.         The Resulting Entity is a continuation of the existence of the Constituent Entity.

3.         The title to all property owned by the Constituent Entity is vested in the Resulting Entity without reversion or impairment, and shall be subject to all of the debts and liabilities of the Constituent Entity, in the same manner as if the Resulting Entity had itself incurred them.

4.           A proceeding pending against the Constituent Entity may be continued as if the conversion had not occurred or the Resulting Entity may be substituted in the proceeding for the Constituent Entity.

5.         The membership and managing members of the Constituent Entity will convert their interests for common stock in the Resulting Entity.  The percentage of common stock acquired in the conversion for such interests shall be as set forth in Schedule “A,” Schedule of Common Stock Acquired in Conversion, which is attached hereto and incorporated herein by reference.  The stock ownership shown in Exhibit “A,” constitutes all of the outstanding shares of common stock in the Resulting Entity.

B.        Effective Date.  The effective date of the conversion shall be the date of filing of the Certificate of Conversion with the Office of the Florida Secretary of State.

II.
FURTHER ASSIGNMENTS AND ASSURANCES

If at any time the Resulting Entity shall consider or be advised that any further assignments or assurances in law are necessary to vest or perfect or to confirm of record in the Resulting Entity the title to any property or gifts of the Constituent Entity, or otherwise carry out the provisions hereof, the managing member of the Constituent Entity, as of the effective date of the conversion, shall execute and deliver all proper deeds, assignments, confirmations, and assurances in law, and do all acts proper to vest, perfect, and confirm title to such property or rights in the Resulting Entity, and otherwise carry out the provisions hereof.

III.
CONVERSION OF INTERESTS

A.        Conversion of Membership and Managing Member Interests to Common Stock.  Pursuant to the PLAN OF CONVERSION described in Article I above, on the effective date of this PLAN OF CONVERSION, all of the membership and managing member interests in the Constituent Entity shall be converted to common stock in the Resulting Entity as set forth in Schedule “A.” The shares issued as a result of this conversion shall be considered for all purposes to be the same ownership interest as the interests from which they are derived.

B.        Common Stock in the Resulting Entity. The shares of common stock in the Resulting Entity acquired hereunder shall be subject to the terms and conditions of the Articles of Incorporation and Bylaws governing the operation and management of the Resulting Entity, executed by all necessary persons of the Resulting Entity of even date herewith.

IV.
ARTICLES OF INCORPORATION

The Articles of Incorporation of the Resulting Entity shall be filed on the effective date of the conversion, and together with the Bylaws of the Resulting Entity shall constitute the constituent documents of the Resulting Entity.

V.
EXPENSES

The Resulting Entity shall pay all costs and expenses of the conversion.

VI.
MISCELLANEOUS

A.        Notices.  Any notices, requests, demands, or other communications required or permitted to be given by law or by the terms of this PLAN OF CONVERSION shall be in writing and shall be considered given (1) upon personal service of a copy on the party to be served, or (2) forty-eight (48) hours after the mailing of such notice by certified or registered mail, postage prepaid, receipt for delivery requested, addressed to the party to be served and properly deposited in the United States mail.  Notices shall be given to the parties at the addresses listed in this PLAN OF CONVERSION.  Any change in the address of any party shall be given by the parties having such change to the other parties in the manner provided above.  Thereafter all notices shall be given in accordance with the notice of change of address.  Notices given before actual receipt of the notice of change of address shall not be invalidated by the change of address.

B.        Counterpart Executions.  This PLAN OF CONVERSION may be executed in any number of counterparts, each of which shall be deemed an original.

C.        Controlling Law.  The validity, interpretation, and performance of this PLAN OF CONVERSION shall be controlled by and construed under the laws of the State of New York as existing from time to time.

D.        Attorneys' Fees.  If any party brings any action or proceeding to enforce, protect, or establish any right or remedy under the PLAN OF CONVERSION, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

E.         Binding Effect.  This PLAN OF CONVERSION shall be binding upon and shall inure to the benefit and detriment of the parties hereto and their respective personal representatives, heirs, successors, and assigns.

Dated this 19th day of November, 2007

CONSTITUENT ENTITY	RESULTING ENTITY
TRICORD HURRICANE HOLDINGS, LLC,	TRICORD HURRICANE HOLDINGS, INC., a Florida corporation
a Florida limited liability company

By: /s/ Charlie Hess	By: /s/ Charlie Hess
Charlie Hess	Charlie Hess
President, Managing Member	President

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